EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our reserve report dated March 14, 2023, and oil, natural gas and NGL proved developed producing reserves estimates and forecasts of economics as of December 31, 2022, included in or made part of this Registration Statement on Form S-3 of Empire Petroleum Corporation, including any amendments thereto (the “Registration Statement”). We also hereby consent to the references to our firm contained in the Registration Statement, including in the prospectus under the heading “Experts.”

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

J. Zane Meekins, P. E.
Executive Vice President

Fort Worth, Texas

September 13, 2023